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                                                          Exhibit 1(A5)(g)


            PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA

                                POLICY AMENDMENT

            CHANGE FROM FIXED TO VARIABLE POLICY LOAN INTEREST RATE

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        INSURED                                     AMENDMENT DATE

  POLICY NUMBER                                     INTEREST RATE ON
                                                      AMENDMENT DATE

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         This amendment is attached to and made a part of this Policy.

The "Interest Rate Charged on Loans" provision is removed and replaced with the provisions set forth below:

VARIABLE INTEREST RATE CHARGE ON LOANS. We will charge interest on any loan. Such interest will accrue at a variable rate. The loan interest rate will be determined by us as of the first day of each January, April, July and October. Such rate will take effect on the date as of which it is determined; it will apply to both new and outstanding loans for 3 months after that date.
     To determine the loan interest rate for each new 3 month period, we will compare the loan interest rate for the preceding 3 months with a maximum interest rate prescribed by law and defined below. If there is a difference of 1/2% or more and the maximum interest rate is higher, the loan interest rate may be increased by at least 1/2% but not higher than the maximum interest rate; if it is lower, the loan interest rate will be reduced to be the same as or less than the maximum interest rate.

     MAXIMUM INTEREST RATE.  The maximum interest rate is the greater of:

          1. the Corporate Bond Yield Average -- Monthly Average Corporates as published by Moody's Investors Service, Inc., for the calendar month ending 2 months before the date as of which the loan interest rate is determined; and
          2.   5 1/2%.
If at any time such Corporate Bond Yield Average is not published, the rate used in its place will be as then prescribed by law or by regulation of the insurance supervisory official of the state in which this Policy was delivered.

NOTIFICATION OF RATE.  We will notify you:
          1. of the initial loan rate when a loan other than an automatic premium loan is made;
          2. of the initial loan interest rate as soon as possible after an initial automatic premium loan is made; and
          3. in advance of any increase in the loan interest rate if there is an outstanding loan.
     The loan interest rate in effect on the Amendment Date is shown above. Interest accrues from day to day. Interest is due at the end of each Policy Year. If you do not pay the interest when it is due, we will add it to the loan. We will then begin to charge interest on it too. If on the Policy Anniversary the outstanding loan plus accrued interest exceeds the cash surrender value, we will mail to you and any assignee of record, at your last known addresses, a notice that this Policy will end if the excess amount is not repaid within 31 days after we mail such notice. In no event will the required payment exceed the amount of the accrued interest plus all due and unpaid scheduled premiums.

EFFECT ON TERMINATION. This Policy will not terminate during a Policy Year as the sole result of a change in the loan interest rate during that year. We will keep this Policy in force during such year until the time it would otherwise have terminated if there had not been a change in the loan interest rate during that year.

EFFECTIVE ON REINSTATEMENT. The interest on any indebtedness paid or reinstated upon reinstatement of this Policy will be at the rate or rates in effect from the due date of the unpaid scheduled premium to the date of reinstatement.

This amendment will not change any provision of this Policy except as set forth above.

Signed for the Company in Philadelphia, Pennsylvania.


                                             /s/ Robert W. Kloss
                                                  President

Form 14918VL